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                                                                   Exhibit 10.69

May 15, 1999



Eric J. Keller
Sr. VP, Finance & CFO

Dear Eric:

This confirms the agreement reached today between you and Aspect Telecommunications Corporation (the "Company") regarding your employment with the Company. Effective June 30, 1999, you will no longer continue to serve as the Company's Chief Financial Officer and you will transfer over to the position of Sr. Vice President, Corporate Development. In this role, you will be focused on developing key strategic relationships for the Company. You will continue to report to me in this capacity and you will assist me and your successor in the CFO role in transitioning your CFO responsibilities to your successor. You will also continue to act as a Trustee of the Company's 401K Savings and Retirement Plan.

In recognition of an extended period of commitment and responsibilities that have repeatedly impinged upon your personal time, it is agreed that you will begin a 90-day paid leave of absence on June 19, 1999, and that other than having you provide some limited assistance to Aspect around the mid-July timeframe, you will not be expected to perform duties for the company during this leave. Your leave will be paid out of your Flexible Time Off accruals until exhausted and then through special consideration pay by the company. You will not participate in the Executive Incentive Plan for third quarter 1999 while you are on this paid leave of absence.

It is expected and anticipated that you will return to your position as Sr. Vice President of Corporate Development at the end of this leave period on September 19, 1999. If, for any reason, you elect not to return to the Company at the end of this leave, your employment will cease at that time (the" Termination Date"). However, should you decide to return to Aspect and you and the Company determine that it is in yours and the Company's best interest for you not to return to the position of Sr. Vice President of Corporate Development or in an equivalent capacity, you would resign as an officer of the company effective September 19, 1999. Commencing on September 19, 1999 and continuing through and until the earlier of: (a) February 15, 2000, or (b) the date you accept full time employment with another company (the "Termination Date"), whichever applies, Aspect would retain you as a part-time employee in an Executive Advisor role. During this "Transition Period", you would be available to provide services to Aspect as requested, not to exceed 40 hours a month. During this Transition Period, Aspect would provide you a monthly
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salary of  $24,500 less all applicable holdings, and any other employee benefits that you would be eligible to receive with the following exceptions: after September 19, 1999, you would not be eligible to participate in the accrual of
flexible time off hours and in the Employee Incentive Plan.    Your Stock
Options would continue to vest up through the Termination Date.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ JAMES R. CARREKER
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James R. Carreker
Chairman, President and Chief Executive Officer



I have read, understand and agree to the terms set forth above.


/s/ ERIC J. KELLER             May 15, 1999
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Eric J. Keller                 Date